Exhibit 99.1

CONTACT:	Alexander C. Kinzler
President and Chief Operating Officer

Russell M. Gifford
Executive Vice President and Chief Financial Officer

Tel: (808) 531-8400

BARNWELL INDUSTRIES, INC. REPORTS RESULTS

FOR THE QUARTER AND NINE MONTHS ENDED JUNE 30, 2004 AND DECLARES

DIVIDEND

HONOLULU, HAWAII, August 12, 2004 — Barnwell Industries, Inc., (ASE-BRN) today reported net earnings of $1,190,000 ($0.85 per share - diluted) and $7,840,000 ($5.62 per share — diluted) for the three and nine months ended June 30, 2004, as compared to net earnings of $650,000 ($0.47 per share — diluted) and $1,820,000 ($1.33 per share — diluted) for the three and nine months ended June 30, 2003.

Mr. Morton H. Kinzler, Chairman and Chief Executive Officer of Barnwell, commented, “Net earnings for the quarter increased due to increases in both prices and production of oil, natural gas and natural gas liquids.   Oil, natural gas and natural gas liquids production increased 18%, 1% and 7%, respectively, while oil, natural gas and natural gas liquids prices increased 24%, 7% and 6%, respectively, for the three months ended June 30, 2004, as compared to the same quarter of last year.  Net earnings for the quarter also included a $200,000 Canadian deferred income tax benefit resulting from the enactment of a reduction in the Province of Alberta’s corporate tax rate during the quarter.

“Net earnings for the nine months were more than four times that of last year due to increased earnings from our land investment segment, increases in both production and prices of oil, natural gas and natural gas liquids, and reductions in Canadian income tax rates on Barnwell’s oil and natural gas operations.  Barnwell’s land investment segment recorded net revenues of $9,677,000 during the nine months ended June 30, 2004; $7,180,000 due to Kaupulehu Developments’ closing of the February 2004 real estate transaction with WB KD Acquisition, LLC, an affiliate of the developers of the nearby Kuki’o Resort, and $2,497,000 due to receipt of the third of ten scheduled option payments relating to the development rights within Hualalai Resort at Kaupulehu, in the North Kona district on the island of Hawaii.  In the prior year’s nine months ended June 30, 2003, the Company recognized net revenues of $720,000 related to Kaupulehu Developments receipt of the second of the ten scheduled option payments.  For the nine months ended June 30, 2004, both production and prices of oil, natural gas and natural gas liquids increased as compared to the same period last year.  Additionally, net earnings in the nine months ended June 30, 2004, included deferred tax benefits of approximately $1,740,000 due to reductions in Canadian corporate income tax rates, as compared to $75,000 in deferred tax benefits due to a reduction in Alberta’s corporate tax rate in the nine months ended June 30, 2003.”

Barnwell Industries, Inc.

August 12, 2004

IMMEDIATE RELEASE

Page Two

Barnwell Industries, Inc. also announced today that its Board of Directors has declared a dividend of $0.15 per share payable September 15, 2004, to stockholders of record on August 27, 2004.

Except for historical information contained herein, the statements made in this release constitute forward-looking statements that involve certain risks and uncertainties.  Certain factors may cause actual results to differ materially from those contained in the forward-looking statements, including those risks detailed in the Company’s Annual Report on Form 10-KSB for the fiscal year ended September 30, 2003 filed with the Securities and Exchange Commission.

COMPARATIVE OPERATING RESULTS

(Unaudited)

	Three months ended June 30		Nine months ended June 30
	2004	2003	2004	2003

Revenues	$7,570,000	$6,140,000	$29,700,000	$18,110,000

Net earnings	$1,190,000	$650,000	$7,840,000	$1,820,000

Earnings
per share — basic	$0.90	$0.49	$5.93	$1.38

Earnings
per share — diluted	$0.85	$0.47	$5.62	$1.33

Weighted average
shares and equivalent
shares outstanding:
Basic	1,329,032	1,314,510	1,321,610	1,314,510

Diluted	1,408,074	1,374,862	1,395,090	1,367,236